Exhibit 10.1

Dated 23 May 2006

BABCOCK & BROWN CAPITAL LIMITED

and

eircom ESOP TRUSTEE LIMITED

and

eircom GROUP PLC

and

BCM IRELAND HOLDINGS LIMITED

IMPLEMENTATION AGREEMENT

Table of Contents
Contents		Page
1	Definitions and Interpretation	1

2	Press Announcement	6

3	Bidco, ESOT and BCM Responsibilities	6

4	Company Responsibilities	6

5	Recommendation	8

6	Clearances and Conditions	8

7	Documentation	9

8	Revisions to the Scheme	10

9	Panel	11

10	Share Options	11

11	Transition Planning & Financing	12

12	Conduct of Business	12

13	Existing Bonds	15

14	Representations, Warranties and Covenants	16

15	Inducement Fee	16

16	Termination	17

17	Notices	17

18	Remedies and Waivers	19

19	Invalidity	20

20	No Partnership	20

21	Time of Essence	20

22	Contracts (Rights of Third Parties) Act 1999	20

23	Further Assurance	20

24	Bidding Agreement	20

25	Variation	20

26	Assignment	21

27	Announcements	21

28	Costs and Expenses	21

29	Counterparts	21

30	Choice of Governing Law	21

31	Jurisdiction	21

Schedule 1 Press Announcement		1

Schedule 2 Timetable		1

Schedule 3 Amended APSS Trust Deed		1

Schedule 4 Amended ESOT Trust Deed		1

Schedule 5 Substitution Deeds		1

i

This Agreement is made on 23 May 2006 between:

(1)	BABCOCK & BROWN CAPITAL LIMITED, (ACN 112 119 203), a company incorporated in Australia, having its registered office at Level 39, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia (“BCM”);

(2)	eircom ESOP TRUSTEE LIMITED, a company incorporated in Ireland, having its registered office at 53 Merrion Square, Dublin 2, Ireland (“ESOT”);

(3)	eircom GROUP plc, a company incorporated in England and Wales, having its registered office at 114 St Stephens Green West, Dublin 2, Ireland (the “Company”); and

(4)	BCM IRELAND HOLDINGS LIMITED, a company incorporated in the Cayman Islands, having its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“Bidco”).

Whereas:

(A)	BCM and the ESOT, through a new Cayman-incorporated company, Bidco, intend to announce a joint offer for the entire issued and to be issued ordinary share capital in the Company (other than the shares held by Bidco).

(B)	BCM and the ESOT also intend to make an offer at the same time for the convertible preference shares and trancheable redeemable preference shares in the Company.

(C)	BCM and the ESOT intend that the acquisition of the Company be implemented by way of a scheme of arrangement of the Company, substantially on the terms and subject to the conditions set out in the Press Announcement. BCM and the ESOT reserve the right, as set out in this Agreement, to implement the Proposal by means of a general offer.

(D)	The Company has agreed to implement the Scheme on the terms and conditions referred to in the Press Announcement and as set out in this Agreement and to be set out in the Scheme Document.

(E)	The parties are entering into this Agreement to set out certain obligations and mutual commitments in respect of the implementation of the Scheme and to regulate the conduct of the business of the Company and its Group.

It is agreed as follows:

1	Definitions and Interpretation

1.1	Definitions:

In this Agreement (but not in Schedule 1), unless the context otherwise requires:

“Act” means the Companies Act 1985;

“APSS Trust Deed” means the trust deed dated 31 March 1999 constituting the eircom Approved Profit Sharing Scheme (as amended);

“Amended APSS Trust Deed” means the deed of amendment which supplements and amends the APSS Trust Deed, as set out in Schedule 3 to this Agreement and to be approved by the ESOT Ballot;

“Amended ESOT Trust Deed” means the deed of amendment which supplements and amends the ESOT Trust Deed, as set out in Schedule 4 to this Agreement and to be approved by the ESOT Ballot;

“Articles of Association” means the articles of association of the Company as adopted on 18 March 2004, with effect from 24 March 2004;

“Authority” means any Tax Authority, Competition Authority or Telecommunications Authority and any other regulatory authority (in each case) whose consent, or with whom a submission, filing or notification, is necessary in order to satisfy the Conditions;

“Bidding Agreement” means the bidding agreement between BCM, the ESOT, Bidco and the Company dated 21 April 2006;

“Bond Indentures” means the Senior Indenture and the Senior Subordinated Indenture;

“Bond Trustee” means The Bank of New York as trustee in respect of the Existing Bonds;

“Business Day” means a day (other than a Saturday or Sunday) on which the banks are open for general business in London and Dublin;

“Clearances” means all consents, clearances, permissions and waivers that may need to be obtained, all filings that may need to be made and all waiting periods that may need to have expired, from or under the laws, regulations or practices applied by any relevant Authority in connection with the implementation of the Proposal and, in each case, that constitute Conditions; and any reference to Clearances having been “satisfied” shall be construed as meaning that the foregoing have been obtained or, where appropriate, made or expired in accordance with the relevant Condition;

“Code” means the City Code on Takeovers and Mergers;

“Competing Proposal” means an Independent Competing Offer or any proposal by the Company to pay a dividend of more than €0.052 per eircom ordinary share or to enter into any transaction that would have a material impact upon the value of the Company and that would otherwise be prohibited by Rule 21 of the Code;

“Competition Authority” means the Irish Competition Authority;

“Conditions” means the conditions to the implementation of the Scheme set out in Appendix I to the Press Announcement;

“Counsel” means Martin Moore QC or such other counsel as the Company may determine (after consultation with Bidco or its advisers);

“Court” means the High Court of Justice in England and Wales;

“Court Hearings” means the First Court Hearing and the Second Court Hearing;

“Court Meeting” means the meeting to be convened pursuant to an order of the Court under section 425 of the Act for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment) and, if required, any additional meeting for the purposes of approving a scheme for any other securities in the capital of the Company to which the Scheme does not apply, together with any meeting held as a result of an adjournment by the Company or reconvention by the Court thereof in accordance with this Agreement;

“Court Order” means the order of the Court sanctioning the Scheme under section 425 of the Act and the order of the Court confirming the reduction of the Company’s share capital provided for by the Scheme under section 137 of the Act respectively or, where the context requires, either of them;

“Directors” means the board of directors of the Company from time to time;

“eircom Group Employee Share Option Plan 2004” means the plan of that name adopted by resolution of the board of the Company on 29 February 2004 (as amended);

“eircom Group Key Executive Share Award Plan” means the plan of that name adopted by resolution of the board of the Company on 29 February 2004;

“eircom ordinary share” means an ordinary share of €0.10 in the capital of the Company;

“Effective Date” means the date upon which:

(i)	the Scheme becomes effective in accordance with its terms; or

(ii)	if Bidco elects to implement the Proposal by way of the Offer in accordance with the terms of this Agreement, the Offer becomes or is declared unconditional in all respects;

“EGM Resolutions” means the resolutions to be proposed at the Extraordinary General Meeting for the purposes of, amongst other things, approving and implementing the Scheme, the reduction of capital, certain amendments to the Articles of Association and such other matters as may be agreed between the Company and Bidco as necessary or desirable for the purposes of implementing the Scheme, such resolutions being in the terms to be agreed between the parties and attached to and to form part of the Scheme Document;

“ESOT Ballot” means the ballot of the ESOT Beneficiaries for, amongst other things, the approval of the implementation of the Scheme;

“ESOT Beneficiaries” means beneficiaries of the ESOT as defined in the ESOT Trust Deed;

“ESOT Trust Deed” means the trust deed dated 31 March 1999 constituting the eircom Employee Share Ownership Trust (as amended);

“Exchange Bonds” means (i) the €547,261,000 7.25 per cent. Senior Notes due 2013 issued by Valentia; (ii) the €281,803,000 8.25 per cent. Senior Subordinated Notes due 2013 issued by eircom Funding and (iii) the U.S.$249,161,000 8.25 per cent. Senior Subordinated Notes due 2013 issued by eircom Funding;

“Existing Bonds” means the Original Bonds and the Exchange Bonds;

“Extraordinary General Meeting” means the extraordinary general meeting of the Company’s shareholders to be convened in connection with the Scheme, together with any meeting held as a result of an adjournment or reconvention thereof in accordance with this Agreement;

“First Court Hearing” means the hearing by the Court of the petition to sanction the Scheme under section 425 of the Act;

“FSA” means the Financial Services Authority;

“Group” means, in relation to any person, its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company (each such term as defined in the Act) (except that the Company shall not be deemed to be in the same Group as the ESOT);

“Independent Competing Offer” means any offer, proposal or indication of interest from, or on behalf of, any person other than BCM or Bidco or any person acting in concert with BCM or Bidco, with a view to such person, directly or indirectly, acquiring more than 30% of the ordinary shares in the Company or substantially all of its assets;

“Independent Directors” means the Directors other than Con Scanlon, Cathal Magee and John Conroy;

“Inducement Fee” means the amount referred to in clause 15 (Inducement Fee);

“Offer” means, should Bidco elect to implement the Proposal by way of a general offer in accordance with the terms of this Agreement (instead of by way of the Scheme), the offer to be made by Bidco and including, where the context so requires, any subsequent revision, variation, extension or renewal thereof;

“Offer Document” means the document to be despatched to (amongst others) the Company’s shareholders (and holders of other securities in the Company to which the Offer relates) pursuant to which the Offer would be made;

“Original Bonds” means (i) the €550,000,000 7.25 per cent. Senior Notes due 2013 issued by Valentia; (ii) the €285,000,000 8.25 per cent. Senior Subordinated Notes due 2013 issued by eircom Funding and (iii) the U.S.$250,000,000 8.25 per cent. Senior Subordinated Notes due 2013 issued by eircom Funding;

“Panel” means the UK Panel on Takeovers and Mergers;

“Press Announcement” means the draft Press Announcement in the form agreed by the parties set out in Schedule 1 to this Agreement;

“Proposal” the proposed acquisition by Bidco of the entire issued and to be issued ordinary share capital in the Company (other than the shares already held by Bidco) and the entire issued and to be issued convertible preference shares and trancheable redeemable preference shares in the capital of the Company substantially on the terms and subject to the conditions set out in the Press Announcement;

“Registrar” means the Registrar of Companies for England and Wales;

“Scheme” means the proposed schemes of arrangement under section 425 of the Act to effect the Proposal between the Company and the Company’s shareholders, and any other holders of securities in the capital of the Company to which the Proposal relates, the full terms of which will be set out in the Scheme Document;

“Scheme Document” means the document to be despatched to (amongst others) the Company’s shareholders, and holders of any other securities in the capital of the Company to which the Scheme relates, setting out the full terms of the Scheme and, where the context so admits, includes any form of proxy, election, notice, application, affidavit, court document or other document required in connection with the Scheme;

“Second Court Hearing” means the hearing by the Court of the petition to confirm the reduction of capital provided for by the Scheme under section 137 of the Act;

“Senior Indenture” means the senior indenture of Valentia dated as of August 7 2003, as amended or supplemented from time to time;

“Senior Subordinated Indenture” means the senior subordinated indenture of eircom Funding dated as of August 7 2003, as amended or supplemented from time to time;

“Substitution Deeds” means, the deeds of substitution whereby BCM is substituted for the Company as the founding company under each of the APSS Trust Deed and the ESOT Trust Deed as set out in Schedule 5 to this Agreement;

“Tax Authority” means the office of the Revenue Commissioners in Ireland;

“Telecommunications Authority” means the US Federal Communications Commission;

“Timetable” means the indicative timetable for the implementation of the Scheme and despatch of the Scheme Document set out in Schedule 2 to this Agreement; and

“Valentia” means Valentia Telecommunications.

1.2	Interpretation

The following shall apply in this Agreement (but not in Schedule 1):

(i)	Terms used but not defined expressly herein shall, unless the context otherwise requires, have the meaning given to them in the Press Announcement;

(ii)	Any word or expression defined in the Act and not expressly defined in this Agreement or in the Press Announcement shall have the meaning given in the Act;

(iii)	Headings are to be ignored in construing this Agreement;

(iv)	References to a clause or Schedule is to a clause of, or schedule to, this Agreement;

(v)	References to one gender include all genders and references to the singular include the plural and vice versa;

(vi)	References to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(vii)	Any reference to a time of day is a reference to the time in London, unless a contrary indication appears. Any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(viii)	A reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(ix)	A reference to any other document referred to in this Agreement is a reference to that other document as amended, revised, varied, novated or supplemented at any time; and

(x)	When used in this Agreement, the expressions “acting in concert”, “control” and “offer” shall be construed in accordance with the Code.

2	Press Announcement

The parties shall procure the release of the Press Announcement on or about 7.00 a.m. on 23 May 2006 or such other time and date as may be agreed by the parties, provided that the Independent Directors have not before then resolved to withdraw, amend, qualify or vary their recommendation of the Proposal and notified Bidco of such resolution in accordance with this Agreement.

3	Bidco, ESOT and BCM Responsibilities

3.1	Subject as provided in this Agreement, Bidco, the ESOT and BCM each severally agree to use all reasonable endeavours, and to procure that the other members of its Group, its directors and its relevant professional advisers assist it, to prepare all such documents and take all such steps as are necessary or desirable to implement the Scheme in accordance with, and subject to the terms and conditions of, the Press Announcement and, so far as practical, in accordance with the Timetable.

3.2	Bidco and the ESOT shall undertake to the Court to be bound by the terms of the Scheme insofar as it relates to Bidco and the ESOT respectively, including (in the case of Bidco only) as to the discharge of the consideration due to the shareholders of the Company under the Scheme.

4	Company Responsibilities

4.1	The Company agrees to use all reasonable endeavours, and to procure that the other members of its Group, the Independent Directors and its relevant professional advisers assist it, to prepare all such documents and take all such steps as are necessary or desirable to implement the Scheme in accordance with, and subject to the terms and conditions of, the Press Announcement and, so far as practical, in accordance with the Timetable. In particular, but without limitation (save as provided above):

4.1.1	the Company shall, as soon as practicable but in any event by no later than the 7th Business Day following the day of the release of the Press Announcement (or such later day as the parties agree), issue a Part 8 claim form in order to seek the Court’s permission to convene the Court Meeting and file such documents as may be necessary in connection therewith;

4.1.2	upon:

(i)	the necessary documents being settled with the Court; and

(ii)	the Court making the order necessary for the purpose of convening the Court Meeting,

the Company shall, subject to compliance by Bidco, the ESOT and BCM with their obligations in clauses 3.1 and 7.3, and the consent of Bidco as contemplated by clause 7.2, as soon as reasonably practicable publish and post the requisite documents, including the Scheme Document, to the shareholders of the Company and thereafter in a timely manner, publish and/or post such other documents and information as the Court or the Panel may approve or require from time to time in connection with the proper implementation of the Scheme;

4.1.3	the Company shall convene the Extraordinary General Meeting to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions provided that if within five Business Days before the date on which the Extraordinary General Meeting is scheduled to take place any Clearances from the relevant Authorities have not been obtained, the Company shall adjourn the Extraordinary General Meeting to such set time and date as is reasonably considered by the Company sufficient in order to obtain such outstanding Clearances;

4.1.4	if there has been an Independent Competing Offer, (but interpreting such definition without the words “or indication of interest”), announced prior to the closing of the ESOT Ballot and the ESOT must ballot the ESOT Beneficiaries on such Independent Competing Offer (as so defined), which the ESOT agrees to do as early as reasonably practicable, the Company shall, at the request of Bidco or at its own instigation (following consultation with Bidco) (in each case, subject to the approval of the Court, if necessary), take all necessary actions to adjourn the Court Meeting and Extraordinary General Meeting to such time and date as is reasonably considered by the Company and Bidco (subject to the approval of the Court, if necessary) sufficient to enable the ballot on such Independent Competing Offer to be completed;

4.1.5	subject to satisfaction of all Conditions (other than Condition A1(d)) prior to the First Court Hearing, as confirmed by Bidco as contemplated by clause 6.6 following the Court Meeting and the Extraordinary General Meeting, and assuming the resolutions to be proposed at such meetings have been passed by the requisite majorities, the Company shall, as far as reasonably practicable as contemplated in the Timetable and in consultation with Bidco, seek the sanction of the Court to the Scheme at the First Court Hearing and the reduction of capital at the Second Court Hearing and take all other action necessary to make the Scheme effective;

4.1.6	if the Court so requires or indicates, or if it is necessary to implement the Scheme, the Company shall, subject to compliance by Bidco, the ESOT and BCM with their obligations in clauses 3.1 and 7.3, reconvene the Court Meeting, the Extraordinary General Meeting and any other necessary shareholder meetings;

4.1.7	subject to clause 6.7, as soon as reasonably practicable and in any event within three (3) Business Days after the sanction of the Court of the Scheme and the reduction of capital at the Court Hearings, the Company shall cause an office copy of the relevant Court Order to be filed with the Registrar and registered by him;

4.1.8	following filing of the office copy in accordance with clause 4.1.7, the Company shall apply to the London Stock Exchange for its shares to cease trading and to the FSA to remove its shares from the Official List of the London Stock Exchange, in each case with effect from immediately after the Scheme becoming effective in accordance with its terms; and

4.1.9	following filing of the office copy in accordance with clause 4.1.7, the Company shall apply to the Irish Stock Exchange for the cancellation of the listing of its shares and the cancellation of the admission to trading of its shares on the Official List of the Irish Stock Exchange with effect immediately after the Scheme becoming effective in accordance with its terms.

4.2	Save as required by law, the Panel or the FSA, the Company shall not seek to amend:

4.2.1	the Scheme; or

4.2.2	the EGM Resolutions or the resolutions to be proposed at the Court Meeting in the form set out in the Scheme Document,

after despatch of the Scheme Document without the consent of Bidco (such consent not to be unreasonably withheld or delayed).

4.3	The Company shall permit Bidco, BCM and the ESOT and their respective advisers to communicate directly with the Company’s Counsel in respect of and for the purposes of the implementation of the Scheme, provided that any such communication is made with the Company’s prior consent and, if so requested by the Company or its advisers, such communication shall be made jointly with the Company’s advisers.

5	Recommendation

5.1	Subject to clause 5.2 below, the Company represents to BCM, the ESOT and Bidco that its Independent Directors have resolved that they will unanimously and unqualifiedly recommend to the shareholders of the Company to vote in favour of the EGM Resolutions in the terms set out in the Press Announcement and any resolutions required to approve and implement the Scheme at the Court Meeting and that the Scheme Document will incorporate such recommendation (in each case, so long as such is consistent with the Independent Directors’ fiduciary duties).

5.2	The Company undertakes to Bidco that its Independent Directors will give such recommendation and will not at any time withdraw, modify or adversely qualify or amend the recommendation, (in each case) except to the extent that the Independent Directors have determined in good faith that such recommendation should not be given or should be withdrawn, modified or qualified in order to comply with their fiduciary duties or that such recommendation should be modified due to the requirements of Rule 3.1 of the Code to make the substance of any independent advice known to the shareholders of the Company and provided that the Company notifies Bidco as soon as reasonably practicable that the recommendation of the Scheme will not be given or will be withdrawn, modified or qualified.

6	Clearances and Conditions

6.1	Subject as provided in this Agreement and to the fiduciary obligations of the ESOT, Bidco, the ESOT and BCM, each severally agree to use all reasonable efforts and to procure that any member of its Group, its directors and its relevant professional advisers assist it to prepare all such documents and take all such steps as are necessary to ensure the satisfaction of the Conditions (including, amongst other things, obtaining all the Clearances) prior to the First Court Hearing.

6.2	The Company undertakes to cooperate with Bidco to ensure the satisfaction of the Conditions and to assist Bidco in communicating with any Authority for the purposes of satisfying the Conditions, including, amongst other things, by, as soon as practicable, providing Bidco with any information or documents reasonably requested and necessary for the purpose of making a submission, filing or notification to any relevant Authority in relation to the Scheme, including making any joint filings with Bidco where required by any such Authority.

6.3	Bidco undertakes and warrants that each Clearance, and any other clearance from, approval of, or notification to any regulator in connection with the Scheme, prior to the Effective Date will only be sought or made (and is only required) on the basis of the present corporate structure of the Company and its Group at the date of this Agreement, and will not be sought or made (and is not required) on the basis of, or with a view to, any proposal to separate, break-up or ring-fence the fixed-line operations of the Company or any member of its Group from its other operations.

6.4	Bidco and the Company undertake to keep the other reasonably informed of developments which are material to the obtaining of any Clearances and the satisfaction of any of the Conditions. Bidco shall give the Company reasonable prior notice of any meetings it may have with any competition or telecommunications regulatory authority in connection with the Scheme, its implementation or the businesses of the Company or any member of its Group, and the Company shall (at the reasonable request of Bidco), and may (at its own reasonable request), accompany Bidco to any such meetings until the Effective Date.

6.5	Bidco agrees that it shall not be entitled to invoke any Condition so as to cause the Scheme to lapse or be withdrawn where such invocation is prohibited by the Panel under Rule 13 of the Code.

6.6	Bidco undertakes to confirm to the Company prior to the First Court Hearing that it has waived or treated as satisfied or, to the extent permitted under the Code and clause 6.5, invoked or treated as incapable of satisfaction each Condition, except if it is aware of any fact, matter or circumstance indicating that any of the Conditions may be invoked, in which case Bidco and the Company shall use their reasonable endeavours to procure that the First Court Hearing and, if reasonably considered necessary, the Second Court Hearing are postponed for a period of up to three (3) Business Days to allow for the investigation of such fact, matter or circumstance. Following the conclusion of such investigation, Bidco shall either confirm that the relevant Condition has been satisfied or waived or, if permitted by the Panel, invoke the relevant Condition.

6.7	The obligation of each of the parties to implement the Scheme is subject to the satisfaction or, where permissible, waiver of the Conditions (however Bidco’s obligation to implement the Scheme does not oblige Bidco to waive any Condition except as provided in clause 6.6). The Company agrees that it shall only file the relevant Court Order with the Registrar if all of the Conditions are satisfied or, where permissible or required pursuant to this Agreement, waived by Bidco prior to the grant of the relevant Court Order.

6.8	Subject to the fiduciary obligations of the ESOT, the ESOT agrees to recommend to the ESOT Beneficiaries that they approve the Scheme and will include such recommendation in the ESOT Ballot documentation to be sent to the ESOT Beneficiaries.

7	Documentation

7.1	Bidco, the ESOT, BCM and the Company each severally undertake to:

7.1.1	keep each other informed, and consult with the other, as to the progress with preparation of any documents and implementation of the Scheme; and

7.1.2	offer and afford all reasonable co-operation, information and assistance as may be requested by the other party in respect of the preparation of any document required for the implementation of the Scheme, in a timely manner in order that the Scheme can be implemented, so far as is reasonably practical and consistent with the Independent Directors’ and the ESOT’s fiduciary duties, in accordance with the Timetable.

7.2	The parties agree that the Company shall prepare the Scheme Document. The Company agrees to submit drafts and revised drafts of the Scheme Document to Bidco for review and comment and, where necessary, to discuss any comments with Bidco for the purposes of preparing revised drafts. The Company shall only despatch the Scheme Document once the Scheme Document is in a form which is satisfactory to both Bidco and the Company.

7.3	Each party undertakes to provide promptly to any other party, all such information about itself, its Group and its directors as any other party may reasonably request and which is required for the purpose of inclusion in the Scheme Document or any other document required for the implementation of the Scheme and to provide all other assistance as may be required with the preparation of the Scheme Document including access to and ensuring reasonable assistance is provided by the relevant professional advisors.

7.4	The Company and Bidco undertake that the Scheme Document and any other document required for the implementation of the Scheme shall be prepared to the highest standard of care and accuracy and that all information contained in such document is adequately and fairly presented.

7.5	The Company irrevocably undertakes to validly execute and deliver, on the Effective Date, the Substitution Deeds, subject to the approval of such amendments by the ESOT Ballot and the Tax Authority.

7.6	Each of BCM and the ESOT irrevocably undertake to, and BCM undertakes to procure that BCM Ireland Equity Limited or another member of its Group will, validly execute and deliver, on the Effective Date, the Substitution Deeds, the Amended APSS Trust Deed and the Amended ESOT Trust Deed, subject to the approval of such amendments by the ESOT Ballot and the Tax Authority.

8	Revisions to the Scheme

8.1	The parties shall, subject to compliance by their directors with their respective fiduciary duties, take all such steps as are reasonably necessary to implement any revised or amended Scheme (whether implemented by way of scheme of arrangement, offer or otherwise) which is recommended by the Independent Directors.

8.2	Bidco reserves the right and may elect at any time to implement the Proposal by way of an Offer, whether or not the Scheme Document has been despatched, provided that:

8.2.1	Bidco consults with the Company before making that election; and

8.2.2	the Offer is made on terms that are at least as favourable as the terms of the Scheme and with an acceptance condition of 90 per cent. (or such lesser number as Bidco may decide) of the shares to which the Offer relates.

8.3	If Bidco elects to implement the Proposal by way of an Offer and the Offer is recommended by the Independent Directors, the parties agree to assist and co-operate in preparing all such documents and taking all such steps as are reasonably necessary for the implementation of such Offer consistent with the provisions of this Agreement which shall apply mutatis mutandis to such Offer, except that, notwithstanding clause 7.2, Bidco shall prepare the Offer Document and consult with the Company in relation to the preparation thereof.

8.4	Provided that the Offer is made on terms as set out in clause 8.2.2 above, but with an acceptance condition that is no higher than 75%, the Company agrees that the Offer Document shall incorporate a unanimous and unqualified recommendation of the Independent Directors that the shareholders of the Company accept the Offer (except to the extent that the Independent Directors have determined in good faith that such recommendation should not be given or should be withdrawn, modified or qualified in order to comply with their fiduciary duties, or that such recommendation should be modified due to the requirements of Rule 3.1 of the Code to make the substance of any independent advice known to the shareholders of the Company).

9	Panel

9.1	Bidco (or its advisers) shall consult with the Panel from time to time as necessary in order to keep the Panel informed, and where appropriate seek the consent of the Panel, as to issues relating to the implementation of the Scheme, the Timetable and the process for obtaining the Clearances.

9.2	Bidco undertakes to keep the Company informed of any discussions it has with the Panel and shall provide copies of any submissions it makes to the Panel.

10	Share Options

10.1	Subject to compliance by Bidco, the ESOT and BCM with their obligations under clause 3.1, the Company undertakes to take all necessary steps:

10.1.1	to ensure that share options issued under the eircom Group Employee Share Option Plan 2004 become exercisable upon the posting of the Scheme Document (including, without limitation, making any necessary determination referred to in rule 15 of the rules of the eircom Group Employee Share Option Plan 2004 and documenting the Scheme as an “offer by way of scheme”);

10.1.2	to post letters prepared by Bidco, in a form to be agreed between the Company and Bidco, to each of the optionholders pursuant to the eircom Group Employee Share Option Plan 2004 no later than seven days after the posting of the Scheme Document, including a form enabling them to exercise their options for such period as expires immediately prior to the sanction of the Scheme, provided that such period does not exceed six (6) weeks, informing them that the options will lapse otherwise and explaining what will happen to the shares they receive on exercise under the Scheme; and

10.1.3	to take all such other actions as Bidco may reasonably request in relation to the eircom Group Employee Share Option Plan 2004 and the eircom Group Key Executives Share Award Plan to the extent that such actions are necessary to implement the Scheme.

11	Transition Planning & Financing

11.1	The Company shall, and shall procure that each other member of its Group will, from the date of this Agreement until the Effective Date, provide Bidco with copies of:

(i)	the monthly management accounts of the Company and, if prepared, each other member of its Group; and

(ii)	the audited financial statements (including 20F) of the Company;

(iii)	any new information which arises after the date of this Agreement which the Directors consider is likely to have a material impact on the business or the future operations of the Company or any member of its Group, as soon as reasonably practicable after any such document is produced or such new information arises (as the case may be).

11.2	The Company shall, upon reasonable notice, provide Bidco or any member of its Group, their debt providers or respective advisers, access to any documents contained in the data room as at the date of this Agreement (subject to compliance with the terms of the Bidding Agreement).

11.3	The Company agrees to consider any reasonable request of Bidco or any member of its Group or their respective advisers, to make available:

11.3.1	personnel of the Company or any member of its Group; and

11.3.2	the auditors of the Company,

to discuss and assist with Bidco’s transition planning and financing arrangements provided that making available such persons shall be at the absolute discretion of the Company.

11.4	Nothing in this clause 11 shall require the Company to take any action that would or could reasonably be regarded as a breach of any law or regulation.

12	Conduct of Business

12.1	Save as required by law or regulation, or the Panel, the Company undertakes, without prejudice to Rule 21 of the Code, that prior to the earlier of the Effective Date and termination of this Agreement in accordance with its terms, it shall not, and it shall procure that no member of its Group will, without the prior written consent of Bidco (such consent not to be unreasonably withheld or delayed):

12.1.1	carry on its business otherwise than in the ordinary course and in all material respects consistent with past practice including (without limitation) past practice relating to the Company’s entering into, amending, supplementing or terminating of any material agreements; or

12.1.2	alter the nature or scope of its business in any material way; or

12.1.3	commence any negotiations or enter into any binding commitments in connection with any acquisition of a material asset or disposal of the business or any material asset of the business, or which encumbers any material assets of the business. For the purpose of this clause 12.1.3, “material” shall be interpreted in accordance with Note 2 of Rule 21.1 of the Code; or

12.1.4	resolve, declare or pay any further dividends to ordinary shareholders prior to 30 September 2006, save for the interim dividend of €0.052 per eircom ordinary share declared on 15 May 2006; or

12.1.5	allot or issue, or agree to allot or issue, any share capital or loan capital in the Company other than on the exercise of any options into eircom ordinary shares granted pursuant to the eircom Group Employee Share Option Plan 2004 and the eircom Group Key Executives Share Award Plan as disclosed to Bidco by the Company prior to the date of this Agreement; or

12.1.6	issue or grant any options or awards under any employee share plans of its Group or adopt or amend any of its Group’s employee share plans, other than as contemplated by clauses 7.5 or 10; or

12.1.7	enter into any new currency or interest rate swap transactions; or

12.1.8	increase net total borrowings under IFRS (excluding, for the avoidance of doubt, preference shares, finance leases, capitalised debt, issue costs, interest rate derivative instruments and any liability to pay any fees up to the amount referred to in clause 12.1.12 (and not deducting any cash used to pay such fees or the ordinary dividend declared on 15 May 2006) but including foreign exchange derivative instruments) to more than €1,829,000,000 or enter into any new loan agreement with any bank or other financial institution; or

12.1.9	enter into any new capital expenditure commitments with third parties, other than in accordance with the month-by-month profile for capital expenditure commitments in the terms to be agreed between the parties and initialled on behalf of each of the parties for the purposes of identification; or

12.1.10	make any improvements to the terms of employment of any employee at level 3 or above who is entitled to an annual basic remuneration equal to €250,000 or more, or introduce or make any improvements to the terms of any bonus arrangement applicable to such employee otherwise than in connection with the promotion of such employee or otherwise in connection with annual salary increases, in each case in the ordinary course of business; or

12.1.11	in relation to any other employees, except for employees at level 3 or above earning more than €250,000 per annum, and not covered by the national wage agreements, make any improvements to the terms of employment of such employees which would increase the Company’s aggregate employee remuneration bill by more than 4.5% or introduce or make any improvements to the terms of any bonus arrangement applicable to such employee, in each case otherwise than in connection with the promotion of such employee or with the annual salary increases, in each case in the ordinary course of business, and in respect of employees covered by national wage agreements, not make any improvement in the terms of employment other than in accordance with the terms of the national wage agreement save that this does not prevent the paying of any bonus actually accrued as at 31 March 2006 and an aggregate transaction bonus of up to €500,000 payable to certain employees; or

12.1.12	pay fees of more than €40 million in total to its advisers in connection with the Scheme; or

12.1.13	agree to do any of the foregoing.

12.2	The Company undertakes that, except with the prior written consent of Bidco, it will not submit to its shareholders for approval in general meeting any resolution which, if passed, would constitute approval for the purposes of Rule 21.1 of the Code or seek the consent of the Panel to proceed without such approval.

12.3	The Company undertakes that it will, and shall procure that any member of its Group also will, co-operate with and assist Bidco (at Bidco’s request) in approaching and negotiating with any party to an agreement or arrangement with the Company or any member of its Group if (i) such party alleges that it will or is likely to be prejudiced by the Scheme or its implementation or (ii) the Scheme or the implementation of the Scheme will result in a breach of or give such party a right to terminate or modify such agreement or arrangement, and shall take all reasonable steps to assist Bidco to address any such issues in such manner as Bidco requests after consultation with the Company.

12.4	The Company agrees that if it or any member of its Group or their respective advisers has any communication at a senior level with or from any Authority in respect of any matter which the Company reasonably thinks could have a material adverse impact on the business or future operations of the Company or any member of its Group, whether formal or informal, it shall, as soon as reasonably practicable after such communication and subject to any confidentiality restrictions imposed by such Authority, inform Bidco of such communication and provide copies of any written documents or correspondence.

12.5	The Company undertakes that it shall, and shall procure that any member of its Group will, select interest periods under the €1,400,000,000 Credit Facility dated 18 March 2004 between, inter alia, Valentia as the company and Deutsche Bank AG London as the facility agent so as to mitigate the payment of break costs following prepayment of that facility once the Effective Date has occurred.

12.6	The Company confirms that it is not currently in discussions or negotiations with any person in connection with a Competing Proposal or Independent Competing Offer. The Company further agrees that neither it, nor any member of its Group and their respective management and professional advisers, will directly or indirectly until the Effective Date or until the earlier withdrawal, modification or qualification of the Independent Directors’ recommendation:

12.6.1	solicit the submission of any proposal or offer from any person in relation to any Competing Proposal or Independent Competing Offer;

12.6.2	enter into or participate in any discussion or negotiations with any person in connection with any Competing Proposal or Independent Competing Offer (except (i) as would be required by Rule 20.2 of the Code, or (ii) as the Directors consider necessary to comply with their fiduciary duties);

12.6.3	provide information to any person in connection with any Competing Proposal or Independent Competing Offer (except as would be required by Rule 20.2 of the Code, so long as that person which the Company provides information to undertakes the same confidentiality obligations to the Company that have been provided by Bidco).

12.7	The Company agrees that during the period prescribed above it will inform Bidco forthwith in the event that the Company or any of its Directors, officers, agents or other advisers receives a substantive approach regarding any Competing Proposal or Independent Competing Offer.

12.8	Nothing in this Agreement shall oblige the Company or any other person to make available, or to provide to any person, any forward-looking financial information in relation to the Company or any member of its Group, or to review or comment on any financial model BCM, the ESOT or Bidco may prepare in connection with their due diligence investigations and financing or to attend any meetings with any third party (including, but not limited to, rating agencies but other than as specifically contemplated in clause 6.4) in relation to such model or any due diligence information.

12.9	Nothing in this clause 12 shall require the Company to take any action that would or could reasonably be regarded as a breach of any law or regulation.

12.10	Bidco and BCM acknowledge and agree to comply with their obligations under paragraph 6 of the Bidding Agreement. Without prejudice thereto, each of Bidco and BCM undertakes that it will not, and it will procure that its respective directors, employees and advisers will not, except with the prior consent of the Company and (if such consent is granted) to the extent permitted by applicable laws and regulations, contact any Director, officer or employee of the Company or any member of its Group in the course of, or in connection with, the Scheme, its implementation or the conduct of the businesses of the Company or members of its Group (save for Philip Nolan, Peter Lynch or any such person who is contacted in his capacity as a Director, officer or employee of the ESOT or as an ESOT Beneficiary) and that any communications with, or intended for, the Company in connection with or in the course of the Scheme, its implementation or the conduct of the businesses of the Company or members of its Group should be addressed in the first instance to Leo Crawford at the Company.

13	Existing Bonds

13.1	The Company agrees:

13.1.1	to contact the Bond Trustee and to request (and take such reasonable steps as may be requested by Bidco to support such request) the Bond Trustee’s agreement (in accordance with the terms of section 9.1 of the Bond Indentures) to amend the definition of “Applicable Premium” contained in each of the Bond Indentures:

(i)	in the case of the Senior Indenture, so that “107.25%” be deleted (in two places) and replaced with “103.625%” (in both cases); and

(ii)	in the case of the Senior Subordinated Indenture, so that the words “108.25%” be deleted (in two places) and replaced with “104.125%” (in both cases); and

13.1.2	promptly upon obtaining such agreement (if granted), to take all reasonable steps as may be within its power to ensure that the amendments referred to in clause 13.1.1 above are made.

13.2	The Company undertakes to Bidco not to effect or serve notices to effect any transaction in respect of the Existing Bonds without the prior written consent of Bidco except as required to comply with the terms and conditions of the Existing Bonds.

13.3	BCM agrees that it shall place the Company in funds to enable the Company to pay all reasonable, costs, fees and expenses incurred by it in respect of any action taken by it as requested by Bidco in clause 13.1. BCM further agrees that nothing in this clause 13 shall require the Company, any member of its Group or any of their respective directors to institute any legal proceedings.

14	Representations, Warranties and Covenants

14.1	Each of the parties represents and warrants to the other on the date hereof that:

14.1.1	it has the requisite power and authority to enter into and (in the case of the ESOT) unless and until either Condition 2(c) or 2(d) fails to be satisfied, perform, this Agreement;

14.1.2	this Agreement constitutes its binding obligations in accordance with its terms; and

14.1.3	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(i)	subject to, in the case of performance by the ESOT, the satisfaction of Condition 2(c) and 2(d), result in a breach of any provision of its constitutional documents;

(ii)	subject to, in the case of performance by the ESOT, the satisfaction of Condition 2(c) and 2(d), result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.

14.2	The Company confirms that:

14.2.1	the release of the Press Announcement in accordance with clause 2 shall satisfy point (iii) of paragraph 12 of the Bidding Agreement; and

14.2.2	no consent of the board of the Company will be required after 20 May 2006 under Articles 223 to 229 (inclusive) of the Company’s Articles of Association for the Scheme, the implementation of the Scheme or any steps taken in accordance with this Agreement.

15	Inducement Fee

15.1	The Company shall pay Bidco an amount of €2,599,500 (which shall be inclusive of VAT if applicable or equivalent duty) (being approximately 4.9% of the Company’s consolidated 2005 profits before tax and the maximum amount that may be payable by the Company without requiring shareholder approval under the related party transaction rules of the Listing Rules of the UK Listing Authority and the Irish Stock Exchange), such amount being payable in the event that the Scheme lapses or is withdrawn after:

15.1.1	the Independent Directors withdraw, or adversely modify, their recommendation of the Scheme (otherwise than as a direct result of any action taken by Bidco that is not contemplated by the terms of this Agreement or the Bidding Agreement); or

15.1.2	the Independent Directors announce that they are recommending or proposing to recommend a Competing Proposal; or

15.1.3	without the consent of Bidco and except as contemplated by this Agreement, the Company withdraws the Scheme or takes steps to defer (or adjourn) the holding of the Court Meeting or the Extraordinary General Meeting or the Court Hearings to approve the Scheme to a date later than four months after the date of this Agreement.

15.2	The Company shall pay the Inducement Fee no later than five (5) Business Days after the demand from Bidco which may only be made after the occurrence of any of the events specified in clause 15.1. All sums payable under this clause 15 shall be paid in the form of an electronic funds transfer for same day value to such person and such bank account or accounts as may be notified by Bidco to the Company and shall be paid in full free from any deduction or withholding whatsoever (save only as may be required by law) and without regard to any lien, right of set-off, counter-claim or otherwise.

15.3	Nothing in this Agreement shall oblige the Company to pay any amount which the Panel determines would not be permitted by Rule 21.2 of the Code.

16	Termination

16.1	This Agreement shall be terminated with immediate effect and all rights and obligations of the parties under this Agreement shall, subject to clause 16.2, cease forthwith, as follows:

16.1.1	if any Condition becomes incapable of satisfaction or is invoked so as to cause the Scheme not to proceed in circumstances where such invocation is in accordance with the Code or clause 6;

16.1.2	(i) if the Court declines or refuses to sanction the Scheme; or (ii) the Court Order sanctioning the Scheme is not granted; or (iii) (save as the parties may otherwise agree in writing) if the Effective Date has not occurred on or before 30 September 2006, unless in the case of (i) and (ii) Bidco has previously elected to implement the Proposal by way of an Offer (in accordance with clause 8); or

16.1.3	if Bidco elects to implement the Proposal by way of an Offer in accordance with clause 8 and the Offer, once announced under Rule 2.5 of the Code, lapses in accordance with its terms or is withdrawn or not made in accordance with the Code or clause 6.

16.2	Termination shall be without prejudice to the rights of either party that may have arisen prior to termination. Clauses 15 (Inducement Fee) and 31 (Jurisdiction) shall survive termination.

16.3	Without prejudice to the obligations of BCM, the ESOT and Bidco under the Code, if the recommendation of the Independent Directors is not given or is withdrawn, modified or qualified or if the Company itself takes any action that is a wilful and material breach of clause 12.6 of this Agreement, Bidco, BCM and the ESOT shall be immediately released from their respective obligations under clauses 3.1, 6.1, 6.3, 6.4, 6.6, 6.8, 7.1, 7.3, 7.4, 7.5, 8, 9.1 and 9.2 of this Agreement.

16.4	Without prejudice to the Company’s and the Directors’ obligations under the Code, if the recommendation of the Independent Directors is not given or is withdrawn, modified or qualified the Company shall be immediately released from all its obligations under this Agreement other than clause 15.

17	Notices

17.1	Any notice under or in connection with this Agreement (a “Notice”):

17.1.1	shall be in writing;

17.1.2	shall be in the English language; and

17.1.3	may be delivered personally or sent by pre-paid registered mail or by fax to the party due to receive the Notice at the relevant address specified in clause 17.2 or to another address, person or fax number specified by that party by not fewer than five days’ written notice to the other party.

17.2	The addresses referred to in clause 17.2 are:

17.2.1	in the case of the Company:

Address:	114 St Stephens Green West
Dublin 2
Ireland

Fax:	+ 353 1 679 9891

For the attention of	Company Secretary;

With a copy to Freshfields:
Address:	65 Fleet Street
London
EC4Y 1HS

Fax:	020 7832 7140

For the attention of	David Sonter;

17.2.2	in the case of Bidco:

Address:	4th Floor, Block 2
West Pier Business Campus
Dun Laoghaire
co. Dublin
Ireland

Fax:	+353 1 231 1901

For the attention of	Colm Barrington;

With a copy to Linklaters:

Address:	One Silk Street
London
EC2Y 8HQ

Fax:	020 7456 2222

For the attention of	Nick Rees;

17.2.3	in the case of BCM:

Address:	Level 39, The Chifley Tower
2 Chifley Square
Sydney
NSW 2000
Australia

Fax:	+61 2 9231 5619

For the attention of	Rex Comb;

With a copy to Linklaters:

Address:	One Silk Street
London
EC2Y 8HQ

Fax:	020 7456 2222

For the attention of	Nick Rees;

17.2.4	in the case of the ESOT:

Address:	53 Merrion Square
Dublin 2
Ireland

Fax:	+353 1 662 3104

For the attention of	Stephen Brophy

And with a copy to Ashurst:

Address:	Broadwalk House
5 Appold Street
London
EC2A 2HA

Fax:	020 7638 1112

For the attention of	Michael Johns / Nick Williamson;

17.3	A Notice given under clause 17.1 shall conclusively be deemed to have been received on the next working day in the place to which it is sent, if sent by fax, at the time of delivery if delivered personally and two (2) Business Days after posting if sent by registered mail.

18	Remedies and Waivers

18.1	No failure of either of the parties to this Agreement to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

18.2	Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach by any party of the provisions of this Agreement and any party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and the parties shall not contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this Agreement by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this Agreement.

19	Invalidity

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under the law of any jurisdiction, the legality, validity or enforceability of such provision or part under the law of any other jurisdiction and the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

20	No Partnership

Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between any of the parties.

21	Time of Essence

Time shall be of the essence of this Agreement, both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

22	Contracts (Rights of Third Parties) Act 1999

This Agreement does not create any right under the Contracts (Rights of Third Parties) Act 1999 which is enforceable by any person who is not a party to it.

23	Further Assurance

23.1	The Company shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as Bidco may from time to time reasonably require for the purpose of giving BCM, the ESOT and Bidco the full benefit of the provisions of this Agreement enforceable by each of them.

23.2	BCM, the ESOT and Bidco shall each severally do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Company may from time to time reasonably require for the purpose of giving the Company the full benefit of the provisions of this Agreement enforceable by it.

24	Bidding Agreement

The parties entered into the Bidding Agreement on 21 April 2006 with respect to the subject matter of this Agreement. The terms of the Bidding Agreement shall remain in force, save as varied or amended by the terms of this Agreement. In the event of any inconsistency between the terms and obligations of this Agreement and the Bidding Agreement, the terms and obligations of this Agreement shall take precedence.

25	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

26	Assignment

This Agreement is personal to the parties and the rights and obligations of the parties may not be assigned or otherwise transferred.

27	Announcements

27.1	Subject to clauses 27.2 and 27.4, and unless the recommendation of the Independent Directors has not been given, or has been withdrawn, modified or qualified, no announcement (other than the Press Announcement) in relation to the Scheme shall be made by Bidco, BCM, the ESOT or the Company without the prior written consent of the others, such approval not to be unreasonably withheld or delayed.

27.2	A party may make such announcements as are required by:

27.2.1	the law of any relevant jurisdiction; or

27.2.2	the listing rules or regulations of any stock exchange on which the shares of that party are quoted or listed; or

27.2.3	any governmental or competent regulatory authority of any relevant jurisdiction,

in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to consult the other parties on the proposed form and timing of such announcement.

27.3	Subject to clause 27.4, Bidco and the Company will, in consultation with the other, prepare and submit to the other for review and approval all announcements and communications to employees of the Company and its Group in connection with the Proposal prior to the issue of such announcements and communications.

27.4	The parties agree that the provisions of this clause 27 shall not apply to any ESOT communications, or announcements, to its beneficiaries and, for the avoidance of doubt, the Company shall not be entitled to control any communications to the ESOT Beneficiaries in relation to the Scheme.

28	Costs and Expenses

Each party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

29	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

30	Choice of Governing Law

This Agreement shall be governed by and construed in accordance with English law.

31	Jurisdiction

31.1	Each of the parties to this Agreement irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

31.2	Bidco and BCM irrevocably appoint Neil Lewis of Babcock & Brown Limited, 7th Floor, 1 Fleet Place, London, EC4M 7NR as their agent in England for service of process.

31.3	The ESOT irrevocably appoints Michael Johns or Nick Williamson of Ashurst of Broadwalk House, 5 Appold Street, London EC2A 2HA as its agent in England for service of process.

In witness whereof this Agreement has been duly executed on the date at the beginning.

EXECUTED by Babcock & Brown Capital Limited by:

Name:	}
Director

Name:	}
Director

PRESENT when the Common Seal of eircom ESOP Trustee Limited was affixed hereto:

Name:	}
Director

Name:	}
Director or Secretary

EXECUTED by eircom Group plc by:

Name:	}
Director

EXECUTED by BCM Ireland Holdings Limited by:	}

Name:

Director

Schedule 1

Press Announcement

Schedule 2

Timetable

Date	Action

23 May 2006	Press Announcement released

2 June 2006	Issue application convene Court Meeting

9 June 2006	Hearing of application for permission to convene Court Meeting*

13 June 2006	Scheme Document posted

31 July 2006	Court Meeting and Extraordinary General Meeting

22 August 2006	Court Hearings*

24 August 2006	Effective Date*

*	these dates will depend on, amongst other things, the availability of the Courts.

Schedule 3

Amended APSS Trust Deed

Schedule 4

Amended ESOT Trust Deed

Schedule 5

Substitution Deeds